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                     April 7, 2023

       Rodney M. Smith
       Chief Financial Officer
       American Tower Corporation
       116 Huntington Avenue
       Boston, MA 02116

                                                        Re: American Tower
Corporation
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-14195

       Dear Rodney M. Smith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction